Exhibit No. 10.37
CHANGE IN CONTROL AGREEMENT
THIS AGREEMENT, dated as of October 27, 2008 (“Effective Date”), is made by and between Armstrong World Industries, Inc., a Pennsylvania corporation (the “Company”), and **FirstName** **LastName** (the “Executive”).
WHEREAS, the Executive and the Company are parties to that certain Agreement dated as of **Date**, as amended (the “Original Agreement”), which was assumed by the Company upon its emergence from its Chapter 11 case under the Bankruptcy Code; and
WHEREAS, the Company’s emergence from its Chapter 11 case on October 2, 2006, constituted a “Change in Control” of the Company on such date for purposes of the Original Agreement; and
WHEREAS, the Board desires to supersede the Original Agreement with a change in control severance agreement upon the terms set forth herein; and
WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company; and
WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.
2. Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect through **Date**. Notwithstanding the foregoing, if a Change in Control shall have occurred after the Effective Date and during the term of this Agreement, this Agreement shall continue in effect for a period of not less than thirty-six (36) months beyond the month in which the first such Change in Control occurred.
3. Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 10.1 hereof, no amount or benefit shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the term of this Agreement. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.
4. The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the term of this Agreement, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months after the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death or Disability, or (iv) the termination by the Company of the Executive’s employment for any reason.

5. Compensation Other Than Severance Payments.
5.1. Following a Change in Control and during the term of this Agreement, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive’s employment is terminated by the Company for Disability.
5.2. If the Executive’s employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Change in Control or at the time the Notice of Termination is given, whichever is greater, together with all compensation and benefits to which the Executive is entitled in respect of all periods preceding the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements.
5.3. If the Executive’s employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Change in Control or, if more favorable to the Executive, as in effect immediately prior to the Date of Termination.
6. Severance Payments.
6.1. The Company shall pay the Executive the payments described in this Section 6.1 (the “Severance Payments”) upon the termination of the Executive’s employment following a Change in Control and during the term of this Agreement, in addition to any payments and benefits to which the Executive is entitled under Sections 5 and 8 hereof, unless such termination is (i) by the Company for Cause, (ii) by reason of death or Disability, or (iii) by the Executive without Good Reason. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated by the Company without Cause or by the Executive with Good Reason following a Change in Control if (i) the Executive’s employment is terminated without Cause prior to a Change in Control which actually occurs during the term of this Agreement and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment with Good Reason prior to a Change in Control which actually occurs during the term of this Agreement and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason prior to a Change in Control and the Executive reasonably demonstrates that such termination is otherwise in connection with or in anticipation of a Change in Control which actually occurs during the term of this Agreement; provided that any termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason within the six (6) month period immediately preceding a Change in Control which actually occurs during the term of this Agreement shall be presumed to be a termination by the Company without Cause or by the Executive for Good Reason following a Change in Control, or (iv) the Executive’s employment is terminated without Cause after a Potential Change in Control of the type described in paragraph (I) of the definition of “Potential Change in Control”.
(A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to **Multiple** times the sum of (i) the higher of the Executive’s annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or the

Executive’s annual base salary in effect immediately prior to the Change in Control (the “Change in Control Salary”), plus (ii) the higher of the highest annual bonus earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the three (3) years immediately preceding that year in which the Date of Termination occurs or the highest annual bonus so earned in respect of the three (3) years immediately preceding that in which the Change in Control occurs (the “Change in Control Bonus”).
(B) Notwithstanding any provision of any annual incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to a pro rata portion to the Date of Termination of the value of the target incentive award under such plan for the then uncompleted period under such plan, calculated by multiplying the Executive’s target award by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period.
(C) In addition to the retirement benefits to which the Executive is entitled under each Pension Plan or any successor plan thereto, the Company shall pay the Executive a lump sum amount, in cash, equal to the excess of (i) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the third anniversary of the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive would have accrued under the terms of all Pension Plans (without regard to any amendment to any Pension Plan made subsequent to the earlier of a Potential Change in Control or a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive were fully vested thereunder and had accumulated (after the Date of Termination) thirty-six (36) additional months of age and service credit thereunder and had been credited under each Pension Plan during such period with compensation at the higher of (1) the Executive’s compensation (as defined in such Pension Plan) during the twelve (12) months immediately preceding the Date of Termination or (2) the Executive’s compensation (as defined in such Pension Plan) during the twelve (12) months immediately preceding the Change in Control, over (ii) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive had accrued pursuant to the provisions of the Pension Plans as of the Date of Termination. For purposes of this Section 6.1(C), “actuarial equivalent” shall be determined using the same assumptions utilized under the Company’s Retirement Income Plan immediately prior to the Change in Control, to determine lump sum present values under Article VI, Section (3) of the Company’s Retirement Income Plan.
(D) For the thirty-six (36) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive (which includes the Executive’s eligible dependents for purposes of this paragraph (D)) with life, disability, accident and health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the Notice of Termination (without giving effect to any amendment to such benefits made subsequent to the earlier of a Potential Change in Control or a Change in Control which amendment adversely affects in any manner the Executive’s entitlement to or the amount of such benefits); provided, however, that, unless the Executive consents to a different method, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(D) shall be reduced to the extent comparable benefits (including continued coverage for any preexisting medical condition of any person covered by the benefits provided to the Executive and his eligible dependents immediately prior to the Notice of Termination) are actually received by or made available to the Executive by a subsequent employer without cost during the thirty-six (36) month period following the Executive’s termination of employment (and any such benefits actually received by or made available to the Executive shall be reported to the Company by the Executive).

(E) If the Executive would have become entitled to benefits under the Company’s post-retirement health care or life insurance plans (as in effect immediately prior to a Potential Change in Control, the Change in Control or the Date of Termination, whichever is most favorable to the Executive) had the Executive’s employment terminated at any time during the period of thirty-six (36) months after the Date of Termination, the Company shall provide such post-retirement health care or life insurance benefits to the Executive (subject to any employee contributions required under the terms of such plans at the level in effect immediately prior to the Change in Control or the Date of Termination, whichever is more favorable to the Executive) commencing on the later of (i) the date that such coverage would have first become available or (ii) the date that benefits described in subsection (D) of this Section 6.1 terminate.
(F) The Company will pay the Executive, at a daily salary rate calculated from the higher of the Executive’s annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or the Executive’s annual base salary in effect immediately prior to the Change in Control, an amount equal to all unused vacation days which would have been earned had the Executive continued employment through December 31 of the year in which the Date of Termination occurs.
(G) The Company shall pay, no later than the last day of the calendar year in which they are incurred, the reasonable fees and expenses of a full service nationally recognized executive outplacement firm until the earlier of the date the Executive secures new employment or the date which is thirty-six (36) months following the Executive’s Date of Termination; provided, that in no event shall the aggregate amount of such payment be greater than 20% of the Executive’s Change in Control Salary.
6.2. Excise Tax Gross-Up Payment
(A) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to the excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
(B) Subject to the provisions of Section 6.2(C), all determinations required to be made under this Section 6.2, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after there has been a Payment, or such earlier time as requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6.2(C) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
(C) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
(i) give the Company any information reasonably requested by the Company relating to such claim;
(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
(iii) cooperate with the Company in good faith in order effectively to contest such claim; and
(iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.2(C), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(D) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.2(C), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6.2(C)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.2(C), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
6.3. Payment of Severance Payments.
(A) Each payment provided for in Section 6.1 hereof is intended to constitute a separate payment within the meaning of Section 409A of the Code. The payments provided for in subsections (A), (B), (C) and (F) of Section 6.1 hereof shall be made not later than the thirtieth (30th) day following the Date of Termination subject to Section 6.3(B) below; provided, however, that (i) if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined; and (ii) in the event the Executive becomes entitled to Severance Payments pursuant to the second sentence of Section 6.1 (except for a termination occurring with respect to clause (iv) of such sentence, which shall be paid as set forth above) such payments shall be due and payable on the date of the actual Change in Control that triggered the Severance Payments or as soon as practicable thereafter but in no event later than 30 days following the Change in Control. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code). In the event the Company should fail to pay when due the amounts described in subsections (A), (B), (C) and (F) of Section 6.1 hereof; the Executive shall also be entitled to receive from the Company an amount representing interest on any unpaid or untimely paid amounts from the due date, as determined under this Section 6.3 (without regard to any extension of the Date of Termination pursuant to Section 7.3 hereof), to the date of payment at a rate equal to 120% of the rate provided in Section 1274(b)(2)(B) of the Code.
(B) If any cash payment amounts payable to the Executive under this Agreement could reasonably be expected to result in additional tax pursuant to Section 409A of the Code to the Executive on account of being a ‘specified employee,’ as such term is defined under Section 409A of the Code, such cash payment amounts shall be suspended during the six-month period following the Executive’s date of termination. The Company is entitled to determine whether any cash payment amounts under this Agreement are to be suspended, and the Company shall have no liability to the Executive for any such determination or any errors made by the Company in identifying the Executive as a specified employee. If any cash payment amounts are suspended pursuant to the foregoing, such amounts shall be made on the earlier of (i) the first business day following the expiration of the six-month period referred to in the first sentence of this subsection or (ii) the date of the Executive’s death. Any amounts so suspended shall earn interest thereon, if applicable, calculated based upon the then prevailing monthly short-term applicable federal rate. If the continuation of benefits to the Executive under this Agreement could reasonably be expected to result in additional tax pursuant to Section 409A of the Code, the Company may elect to suspend continuation of the benefits unless the Executive elects to continue benefits coverage that otherwise would be suspended under this subsection and to pay the cost of such coverage at the rate generally charged by the Company (which, in the case of group medical coverage shall be the applicable COBRA cost), and the Executive shall be reimbursed for the additional cost incurred by the Executive for such coverage (reduced by the amount of the Executive’s required premium contributions) on the first business day of the month following the expiration of the six-month period referred to above.
6.4. The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.
7. Termination Procedures and Compensation During Dispute.
7.1. Notice of Termination. After a Potential Change in Control or, if there is no Potential Change in Control, after a Change in Control and during the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good-faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.
7.2. Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the term of this Agreement, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).
7.3. Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.
7.4. Compensation During Dispute. If a purported termination occurs following a Change in Control and during the term of this Agreement and the Date of Termination is extended in accordance with Section 7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section 7.3 hereof. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.
8. Acceleration of Certain Stock-Based Benefits.
(A) Upon the occurrence of a Change in Control, all unvested options with respect to the Company’s stock held by the Executive at the time of such Change in Control shall vest and become immediately exercisable and will be exercisable for a period ending on the later of (i) the fifth anniversary of such Change in Control or (ii) the last date that such option would otherwise be exercisable under the terms of the option agreement or the plan pursuant to which such option was granted; provided, that in no event shall any option be exercisable after the expiration of the original term of the option.
(B) Upon the occurrence of a Change in Control, all unearned performance restricted shares held by the Executive under the Company’s Stock Plan at the time of such Change in Control shall be deemed to have been earned to the maximum extent permitted under the Stock Plan for any performance period not then completed and all earned but unvested performance restricted shares, including those deemed to be earned pursuant to this sentence, and all unvested restricted stock awards shall immediately vest and the restrictions on all shares subject to restriction shall lapse.
(C) For purposes of the Stock Plan and any stock option plan pursuant to which any stock options, performance restricted shares or restricted stock awards have been issued, this Agreement, which has been approved by the Management Development and Compensation Committee of the Board, shall constitute an amendment of the agreement or other instruments pursuant to which such stock options, performance restricted shares and restricted stock awards were issued in accordance with the terms of such plans. Notwithstanding the foregoing, in the event that this Section 8(C) is determined for any reason to be inconsistent with the terms of any plan pursuant to which such stock options, performance restricted shares and restricted stock awards were issued, the terms of this Agreement shall supersede the terms of such plan.
9. No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or Section 7.4 hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than Section 6.1 (D) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
10. Successors; Binding Agreement.
10.1. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
10.2. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
11. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address shown for the Executive in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
Armstrong World Industries, Inc.
P.O. Box 3001
Lancaster, Pennsylvania 17604
Attention: General Counsel
12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes the Original Agreement in its entirety and all amendments, modifications and clarifications thereto, and the Original Agreement is hereby cancelled and terminated without further force or effect. This Agreement also supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by any party. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under Sections 6 and 7 hereof shall survive the expiration of the term of this Agreement. The Executive agrees that to the extent the Executive is entitled to severance benefits under this Agreement, the Executive shall be deemed to waive any rights to any benefits under the Company’s Severance Pay Plan for salaried employees or any other severance benefits plan or arrangement of the Company. This Agreement is not intended by the parties hereto to constitute an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.
13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
15. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed in writing to and determined by the Committee, which shall give full consideration to the evidentiary standards set forth in this Agreement. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Executive’s claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Allegheny County, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
16. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
(A) “Accounting Firm” shall have the meaning stated in Section 6.2(B) hereof.
(B) “AHI” shall mean Armstrong Holdings, Inc.
(C) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
(D) “Board” shall mean the Board of Directors of the Company.
(E) “Cause” for termination by the Company of the Executive’s employment shall mean (i) the deliberate and continued failure by the Executive to devote substantially all the Executive’s business time and best efforts to the performance of the Executive’s duties after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Executive has not substantially performed such duties; (ii) the deliberate engaging by the Executive in gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to fraud or embezzlement by the Executive; or (iii) the Executive’s conviction (or entering into a plea bargain admitting guilt) of any felony. For the purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be considered “deliberate” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interests of the Company. In the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Committee by clear and convincing evidence that Cause exists.
(F) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred after the Effective Date:
(I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (III) below; or
(II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

(III) there is consummated a merger or consolidation of the Company (including a triangular merger to which the Company is a party) with any other corporation other than (i) a merger or consolidation which would result in holders of voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to hold securities representing (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities other than a Person who was such a Beneficial Owner prior to such recapitalization; or
(IV) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
The parties acknowledge and agree that for purposes of this Agreement a “Change in Control” occurred on October 2, 2006, as a result of the Plan of Reorganization of the Company that was confirmed by the U.S. Bankruptcy Court for the District of Delaware. Moreover, for the avoidance of doubt, the parties acknowledge and agree that a “Change in Control” did not occur when, as contemplated by the Plan of Reorganization, the shareholders of AHI approved the liquidation of AHI on or about July 18, 2007, or AHI was liquidated and dissolved on December 14, 2007, following the cancellation of all of the shares of the Company owned by AHI and issuance of new shares of common stock of the Company to the Asbestos Personal Injury Trust.
(G) “Change in Control Salary” shall have the meaning stated in Section 6.1 hereof.
(H) “Change in Control Bonus” shall have the meaning stated in Section 6.1 hereof.
(I) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(J) “Committee” shall mean (i) the individuals (not fewer than three in number) who, on the date six (6) months before a Change in Control, constitute the Management Development and Compensation Committee of the Board, plus (ii) in the event that fewer than three individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii)).
(K) “Company” shall mean Armstrong World Industries, Inc. and, except in determining under Section 16(E) hereof whether or not any Change in Control of the Company has occurred, shall include any subsidiary or any successor to its business and/or assets, which in either case assumes and agrees to perform this Agreement by operation of law or otherwise.
(L) “Date of Termination” shall have the meaning stated in Section 7.2 hereof.
(M) “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.
(N) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
(O) “Excise Tax” shall have the meaning stated in Section 6.2(A) hereof.
(P) “Executive” shall mean the individual named in the first paragraph of this Agreement.
(Q) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) during the term of this Agreement and after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) or (iii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (VII) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (V), (VI) or (VII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:
(I) the assignment to the Executive of any duties inconsistent with the Executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control;
(II) a reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for (i) across-the-board salary reductions similarly affecting all salaried employees of the Company or (ii) across-the-board salary reductions similarly affecting all senior executive officers of the Company and all senior executives of any Person in control of the Company;

(III) the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment immediately prior to the Change in Control (unless such relocation is closer to the Executive’s principal residence) or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;
(IV) the failure by the Company, to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;
(V) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, including but not limited to the Company’s Base Salary Plan, Management Achievement Plan, 2006 Long-Term Incentive Plan, Armstrong Deferred Compensation Plan, and Retirement Income Plan, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;
(VI) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or
(VII) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 hereof; for purposes of this Agreement, no such purported termination shall be effective.
Notwithstanding anything herein to the contrary, a termination of employment by the Executive for any reason during the 30-day period commencing on the one (1) year anniversary of a Change in Control shall constitute Good Reason; provided however, that solely for purposes of this paragraph, the term Change in Control must include both (i) a merger described by Section 16(F)(III) in which the Company is the surviving corporation or parent corporation and the holders of the voting securities of the Company outstanding immediately prior to such merger represent less than 66 2/3% of the combined voting power of the securities of the Company outstanding immediately after such merger, and (ii) an event described in Section 16(F)(II) also occurs. Solely for the purposes of this paragraph, a Change in Control shall not occur by reason of the consummation of any transaction to sell or otherwise dispose of voting securities of the reorganized entity occurring after the effective date of a plan of reorganization in the Company’s Chapter 11 Case which is effected by a trust established under Section 524(g) of the U.S. Bankruptcy Code.
The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that Good Reason does not exist.
The Executive’s right to terminate employment for Good Reason shall be subject to the following conditions: (i) any amounts payable upon a Good Reason termination shall be paid only if the Executive actually terminates employment within two (2) years following the initial existence of the Good Reason condition and (ii) the amount, time and form of payment upon a termination of employment for Good Reason shall be the same as the amount, time and form of payment payable upon an involuntary termination without Cause. The Executive must also provide notice to the Company of the Good Reason condition within ninety (90) days of the initial existence of the condition and the Company must be given at least thirty (30) days to remedy such situation.
(R) “Gross-Up Payment” shall have the meaning stated in Section 6.2(A) hereof.
(S) “Notice of Termination” shall have the meaning stated in Section 7.1 hereof.
(T) “Original Agreement” shall have the meaning stated in the Recitals hereof.
(U) “Payment” shall have the meaning stated in Section 6.2(A) hereof.
(V) “Pension Plan” shall mean any tax-qualified, supplemental or excess benefit pension plan maintained by the Company and any other agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits.
(W) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) an entity or entities which are eligible to file and have filed a Schedule 13G under Rule 13d-1(b) of the Exchange Act, which Schedule indicates beneficial ownership of 15% or more of the outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities.
(X) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(I) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(II) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or
(III) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates).
(Y) “Severance Payments” shall mean those payments described in Section 6.1 hereof.
(Z) “Stock Plan” shall mean the Company’s 2006 Long-Term Stock Incentive Plan, as the same may be amended from time to time, and any successor plan to such plan.
(AA) “Underpayment” shall have the meaning stated in Section 6.2(B) hereof.

ARMSTRONG WORLD INDUSTRIES, INC.
By:	/s/
	Name:	**ByName**
	Title:	**ByTitle**

EXECUTIVE
/s/
**FirstName** **LastName**